Exhibit 5.1

12670 High Bluff Drive San Diego, California 92130 Tel: +1.858.523.5400 Fax: +1.858.523.5450 www.lw.com FIRM / AFFILIATE OFFICES
November 10, 2023	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Sempra

488 8th Avenue

San Diego, California 92101

Re:	Registration Statement No. 333-272237 - Issuance of 19,714,286 Shares of Common Stock

To the addressees set forth above:

We have acted as special counsel to Sempra, a California corporation (the “Company”), in connection with the proposed issuance of 19,714,286 shares of the Company’s common stock, no par value (“Common Stock”). Pursuant to the underwriting agreement, dated November 7, 2023 (the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. (“Morgan Stanley”) and Citigroup Global Markets Inc. (“Citi”), as representatives of the several underwriters named in Schedule I to the Underwriting Agreement (collectively, the “Underwriters”), and Morgan Stanley and Citi, as agent for Citibank N.A. (“Citibank”) (collectively, in their capacities as sellers of Firm Shares (as defined below), the “Forward Sellers”), the Forward Sellers will borrow from third parties and sell to the Underwriters 17,142,858 shares (the “Firm Shares”) of Common Stock and the Company will issue and sell to the Underwriters 2,099,152 shares of Common Stock (the “Option Shares”), and pursuant to those certain letter agreements (collectively, the “Forward Sale Agreements”), dated November 7, 2023, by and between the Company and each of Morgan Stanley and Citibank (in their capacities thereunder, the “Forward Purchasers”), the Company has agreed to issue and sell, and the Forward Purchasers have agreed to purchase (subject to the Company’s right to elect cash settlement or net share settlement in accordance with the terms of the Forward Sale Agreements), 17,142,858 shares of Common Stock in the aggregate, subject to adjustment as set forth therein (the “Forward Shares”). The Option Shares and the Forward Shares are collectively referred to herein as the “Shares.” The Shares are included in a registration

November 10, 2023

statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 26, 2023 (Registration No. 333-272237) (the “Registration Statement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Corporations Code of the State of California (the “Corporations Code”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, (i) when the Option Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Option Shares will have been duly authorized by all necessary corporate action of the Company, and the Option Shares will be validly issued, fully paid and nonassessable and (ii) when and to the extent the Forward Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Forward Sale Agreements, the issue and sale of the Forward Shares will have been duly authorized by all necessary corporate action of the Company, and the Forward Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinions, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Corporations Code.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated November 10, 2023 and to the reference to our firm contained in the prospectus for the offering of the Shares under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP